Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	June 29,	September 28,	December 28,	March 29,	March 29,
	2006	2006	2006	2007	2007

Reconciliation of EBITDA to Net Cash Provided by Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$108.0	$129.6	$129.2	$462.0	$828.8
Interest expense, net	(29.4)	(31.7)	(33.0)	(31.0)	(125.1)
Provision for income taxes	(11.3)	(19.5)	(19.4)	(155.6)	(205.8)
Deferred income taxes	(3.7)	(5.3)	(9.7)	(44.8)	(63.5)
Loss on debt extinguishment	31.6	3.1	3.6	—	38.3
Changes in operating assets and liabilities	8.8	(63.3)	69.9	469.5	484.9
Other items, net	10.9	7.4	7.7	9.9	35.9
Net cash provided by operating activities	$114.9	$20.3	$148.3	$710.0	$993.5

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$108.0	$129.6	$129.2	$462.0	$828.8
Gain on NCM transaction	—	—	—	(350.7)	(350.7)
Loss on disposal and impairment of operating assets	5.1	2.0	2.3	5.4	14.8
Restructuring expenses	—	—	0.3	—	0.3
Share-based compensation expense	2.1	2.2	2.3	2.1	8.7
Joint venture employee compensation and depreciation and amortization	1.3	1.2	1.1	1.7	5.3
Loss on debt extinguishment	31.6	3.1	3.6	—	38.3
Minority interest and other, net	0.1	(0.1)	0.1	—	0.1
Adjusted EBITDA (1)	$148.2	$138.0	$138.9	$120.5	$545.6

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by operating activities	$114.9	$20.3	$148.3	$710.0	$993.5
Capital expenditures	(36.9)	(29.3)	(40.0)	(19.9)	(126.1)
Proceeds from asset sales	3.1	1.3	0.8	3.1	8.3
Free cash flow (1)	$81.1	$(7.7)	$109.1	$693.2	$875.7

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, gain on NCM transaction, loss on disposal and impairment of operating assets, share-based compensation expense, joint venture employee compensation and depreciation and amortization, loss on debt extinguishment, restructuring expenses and minority interest and other, net) was approximately $545.6 million, or 20.7%  of total revenues, for the four quarters ended March 29, 2007.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2007.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.